Exhibit 32.1

Certification of the President
And Treasurer
Pursuant to 18 U.S.C. Section 1350

In connection with the filing of the Annual Report on Form 10-K for the eight-month period ended December 31, 2010 (the “Report”) by American Eagle Energy Inc. (“Registrant”), the undersigned hereby certifies that, to the best of his knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s RICHARD FINDLEY /
Richard Findley
President and Treasurer

Date: March 22, 2011

A signed original of this written statement required by 18 U.S.C. Section 1350 has been provided to American Eagle Energy Inc. and will be retained by American Eagle Energy Inc., and furnished to the Securities and Exchange Commission or its staff upon request.